Exhibit 99.1 News Release JLL Maintains Strong Financial Profile and Liquidity with Renewed Credit Facility Credit facility capacity unchanged at $2.75 billion, maturity extended to 2026 CHICAGO, Apr. 15, 2021 – Jones Lang LaSalle Incorporated (NYSE:JLL) has amended its bank credit facility to maintain the company’s operating flexibility and support its growth strategy. The borrowing capacity remains at $2.75 billion and the new five-year term extends the maturity from May 2023 to April 2026. In addition, reflecting JLL’s commitment to advancing its environmental, social and governance (ESG) initiatives and Building a Better Tomorrow strategy, the facility includes incentives linked to achieving certain sustainability goals. These measures include: 1) reducing greenhouse gas emissions consistent with JLL’s previously announced Science Based Targets and 2) ensuring JLL-occupied buildings over 10,000 square feet obtain sustainability certification by 2030. “We appreciate the continued support of our globally diversified relationship bank group and are proud to be an early adopter in the U.S. aligning our sustainability commitments with our financing arrangement,” said Karen Brennan, Chief Financial Officer of JLL. BMO Capital Markets Corp. and BofA Securities, Inc. were Joint Lead Arrangers for this transaction. In addition, HSBC Securities (USA) Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC were Joint Bookrunners for this transaction. – ends – About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.6 billion, operations in over 80 countries and a global workforce of more than 91,000 as of December 31, 2020. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com